Exhibit 10.2

REVOLVING CONVERTIBLE PROMISSORY NOTE

(Revolving Note)

$1,000,000.00	September 30, 2021

1. Promise to Pay. At the times stated in this Note, for value received, Good Gaming, Inc., a Nevada corporation duly organized and existing under the laws of the State of Nevada (“Borrower”), promises to pay to ViaOne Services, LLC, a Texas limited liability Borrower (“Lender”) the principal sum of up to One Million and 00/100 Dollars ($1,000,000.00) (the “Maximum Amount”) or such lesser amount as may be advanced by Lender under the below-defined Revolving Loan Agreement, with interest, from the date of initial disbursement of all or any part of the principal of this Note, on the unpaid principal at the interest rate or interest rates provided for in this Note.

2. Interest Rate; Payment of Principal and Interest.

2.1 Certain Definitions. For purposes of this Note, the following terms shall have the following definitions:

(a)	Expiration Date. Expiration Date means the earlier of (i) on demand or (ii) the date that is three (3) years from the Original Issue Date.

(b) Note Rate. This note will be subject to a simple interest rate of 8% per annum.

(c) Original Issue Date. The date that this Note was issued to the Borrower hereunder.

(d) Payment Date. The third anniversary of the Original Issue Date.

2.2 Interest. Interest shall accrue at a rate equal to the Note Rate, subject always to Section 5 below.

2.3 Grant of Security Interest. Payment of all obligations under this Note is secured by a security interest granted to the Lender by the Borrower in all of the right, title and interest of the Borrower in, whether now existing or hereafter from time to time acquired, all of the assets of the Borrower currently owned or acquired hereafter, including, but not limited to all (i) accounts, (ii) chattel paper, (iii) documents, (iv) equipment, (v) general intangibles, (vi) goods, (vii) instruments, (viii) insurance policies covering any or all of the Collateral, (ix) inventory, (x) investment property and issued and outstanding equity interests (including shares of capital stock and interests in any general partnership, limited partnership, limited liability partnership and limited liability company) that are directly owned by the Borrower, (xi) letter of credit rights, (xii) money, (xiii) rights to payment, (xiv) commercial tort claims, (xv) to the extent not otherwise included above, all other personal property of any kind and all books, records, ledger cards, files, correspondence, customer lists, supplier lists, blueprints, technical specifications, manuals, computer software and related documentation, computer printouts, tapes, disks and other electronic storage media and related data processing software and similar items that at any time evidence or contain information relating to any of the Collateral or are otherwise necessary or helpful in the collection thereof or realization thereupon, and to the extent not otherwise included above, (xvi) all proceeds, products, accessions, rents and profits of or in respect of any of the foregoing, in each case as defined in the Uniform Commercial Code (collectively, the “Collateral”). Notwithstanding the foregoing, the Collateral does not include any of the following, whether now owned or hereafter acquired by the Borrower: any copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, any patents, patent applications and like protections, including improvements, divisions, continuations, renewals, reissues, extensions, and continuations-in-part of the same, trademarks, service marks and, to the extent permitted under applicable law, any applications therefor, whether registered or not, and the goodwill of the business of the Borrower connected with and symbolized thereby, know-how, operating manuals, trade secret rights, rights to unpatented inventions, and any claims for damage by way of any past, present or future infringement of any of the foregoing; provided, however, the Collateral shall include all Accounts, license and royalty fees and other revenues, proceeds, or income arising out of or relating to any of the foregoing (“Borrower Intellectual Property”).

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2.4 Payments. Principal and interest shall be due and payable as follows:

(a) Payment on Expiration Date; Payment in Full. The entire unpaid principal balance of this Note and all accrued and unpaid interest thereon shall be due and payable on the Expiration Date or the date of any earlier acceleration of this Note. In any event, interest shall be paid on the date of payment in full of principal of this Note if no further advances of the Revolving Loan may be made under the Revolving Loan Agreement.

(b) Advances. The Borrower may request advances of principal (each, an “Advance”) under this Note as provided herein. Borrower may be entitled to make requests for Advances hereunder in an aggregate principal amount not to exceed the Maximum Amount of this Note made by Borrower contemporaneously with this Note and held by the Lender, by delivering to the Lender at least [5] business days in advance of the requested funding date a written request (an “Advance Request Certificate”) substantially in the form of Exhibit A hereto. The Lender is authorized to, and so long as it holds this Note shall, record the date and amount of each Advance made by the Lender on the schedule annexed hereto and consisting a part hereof, and any such recordation shall constitute prima facie evidence of the accuracy of the information recorded, provided that failure of the Lender to make such recordation (or any error in recordation) shall not affect the obligations of the Borrower under this Note.

2. Interest Computation. All payments under this Note shall be made in immediately available funds and shall be credited (except as otherwise provided in the Revolving Loan Agreement) first to accrued interest then due, thereafter to unpaid principal, and then to other charges, fees, costs, and expenses payable by Borrower under this Note or in connection with any advances of the Revolving Loan in such order and amounts as Lender may determine in its sole and absolute discretion. If any payment of interest is not made when due, at the option of Lender, such interest payment shall bear interest at the below-described Default Rate from and after the due date of the interest payment. Principal and interest shall be payable only in lawful money of the United States of America. The receipt of any check or other item of payment (a “Payable Item”) by Lender, at its option, shall not be considered a payment until such payment item is honored when presented for payment at the drawee bank or institution, and Lender, at its option, may delay the credit of such payment until such payment item is so honored. Notwithstanding anything to the contrary contained in this Note, interest at the rates provided for in this Note shall be computed on the basis of a three hundred sixty (360) day year for the actual number of days during which any principal of this Note is outstanding. Borrower acknowledges and agrees that the calculation of interest on the basis described in the immediately preceding sentence may result in the accrual and payment of interest in amounts greater than those which would be payable if interest were calculated on the basis of a three hundred sixty-five (365) day year.

3. Optional Prepayment. Borrower may prepay this Note in whole or in part at any time, without premium or penalty. Amounts so prepaid are available for re-borrowing.

4. After Maturity/Default Rate of Interest. From the earlier of (a) the occurrence of an Event of Default and during the continuance thereof (whether or not Lender has elected to accelerate unpaid principal and interest under this Note as a result of such Event of Default) after any required notice has been given and applicable period for cure has expired or (b) the maturity of this Note (whether the Expiration Date or the maturity date resulting from Lender’s acceleration of unpaid principal and interest) and thereafter until payment in full, interest on the unpaid principal balance of this Note shall continue to accrue at the Note Rate until this Note has been paid in full.

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5. Conversion. This Note (and any unpaid interest or liquidated damages amount) may be converted into shares of the Borrower’s common stock, par value $0.001 per share, at a conversion price of eighty-five percent (80%) of the volume weighted average price (“VWAP”) for the five (5) trading days immediately prior to the date of the notice of conversion, which price shall be indicated in the conversion notice (in the form attached hereto as Exhibit B, the “Conversion Notice”).

6. Commitment Warrants. In consideration for the Lender’s commitments and agreements herein with respect to the Note, the Borrower shall issue to the Lender warrants (the “Warrants”) to purchase One Million (1,000,000) shares of Common Stock at an exercise price equal to a twenty percent (20%) premium of the closing bid price on the date prior to the execution of this Note, and expiring within five (5) years of the issuance thereof.

7. Late Charge. If any payment of interest, principal, or both principal and interest under this Note is not paid in full within ten (10) days after the date on which it is due, Borrower shall immediately pay a late charge equal to 10 percent (10%) of the amount due to Lender. Borrower agrees that the actual damages suffered by Lender because of any late payment are extremely difficult and impracticable to ascertain, and the late charge described in this Section represents a reasonable attempt to fix such damages under the circumstances existing at the time this Note is executed. Lender’s acceptance of any late charge shall not constitute a waiver of any of the terms of this Note and shall not affect Lender’s right to enforce any of its rights and remedies against any Person liable for payment of this Note.

8. Waivers. Borrower and all sureties, guarantors, endorsers and other Persons liable for payment of this Note (a) waive presentment, demand for payment, protest, notice of demand, dishonor, protest and nonpayment, and all other notices and demands in connection with the delivery, acceptance, performance, default under, and enforcement of this Note; (b) waive the right to assert any statute of limitations as a defense to the enforcement of this Note to the fullest extent permitted by law; (c) consent to all extensions and renewals of the time of payment of this Note and to all modifications of this Note by Lender and Borrower without notice to and without in any way affecting the liability of any Person for payment of this Note; and (d) consent to any forbearance by Lender and to the release, addition, and substitution of any Person liable for payment of this Note and of any or all of the security for this Note without notice to and without in any way affecting the liability of any Person for payment of this Note.

9. Default. The occurrence of any of the following events shall constitute an “Event of Default”: (a) the failure of Borrower to pay all or any portion of the principal and interest due and payable under this Note and such failure continues for five (5) business days after the Lender notifies Borrower in writing of such failure; (b) the filing against Borrower of an involuntary petition or other pleading seeking the entry of a decree or order for relief under the United States Bankruptcy Code or any similar federal or state insolvency or other similar law ordering: (a) the liquidation of Borrower, (b) a reorganization of Borrower or the business and affairs of Borrower, or (c) the appointment of a receiver, liquidator, assignee, custodian, trustee or similar official for Borrower or the property of Borrower, and the failure to have such petition or other pleading denied or dismissed within thirty (30) days from the date of filing; (c) the commencement by Borrower of a voluntary case under the United States Bankruptcy Code or any similar federal or state insolvency or other similar law, (a) the consent by Borrower to the appointment or taking possession by a receiver, liquidator, assignee, trustee, custodian or similar official for Borrower or any of the property of Borrower, or (b) the making by Borrower of an assignment for the benefit of creditors and (d) the breach of any term of any of the Note by the Borrower.              Lender, at its option and without notice to or demand on Borrower or any other Person, may terminate any or all obligations which it may have to extend further credit to Borrower and may declare the entire unpaid principal balance of this Note and all accrued interest thereon to be immediately due and payable upon the occurrence of any Event of Default as defined in the Revolving Loan Agreement.

10. Application of Payments. Upon the occurrence of any Event of Default, Lender, at its option, shall have the right to apply all payments made under this Note to principal, interest, and other charges, fees, costs and expenses payable by Borrower under this Note or in connection with any advance of the Revolving Loan in such order and amounts as Lender may determine in its sole and absolute discretion.

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11. Modifications; Cumulative Remedies; Loss of Note; Time of Essence. No modification or waiver by Borrower of any of the terms of this Note shall be valid or binding on Lender unless such modification or waiver is in writing and signed by Lender. Lender’s rights and remedies under this Note are cumulative with and in addition to all other legal and equitable rights and remedies which Lender may have in connection with the Revolving Loan. The headings to sections of this Note are for convenient reference only and shall not be used in interpreting this Note. If this Note is lost, stolen, or destroyed, upon Borrower’s receipt of a reasonably satisfactory indemnification agreement executed by Lender, or if this Note is mutilated, upon Lender’s surrender of the mutilated Note to Borrower, Borrower shall execute and deliver to Lender a new promissory note which is identical in form and content to this Note to replace the lost, stolen, destroyed or mutilated Note. Time is of the essence in the performance of each provision of this Note by Borrower.

12. Attorneys’ Fees. If Borrower defaults under any of the terms of this Note, Borrower shall pay all costs and expenses, including without limitation reasonable attorneys’ fees and costs, incurred by Lender in enforcing this Note immediately upon Lender’s demand, whether or not any action or proceeding is commenced by Lender.

13. Applicable Law; Successors. This Note shall be governed by and interpreted in accordance with the laws of the State of Nevada. This Note shall be the joint and several obligation of all Persons executing this Note as Borrower and all sureties, guarantors, and endorsers of this Note, and this Note shall be binding upon each of such Persons and their respective successors and assigns. This Note shall inure to the benefit of Lender and its successors and assigns. Venue for any proceedings hereunder shall be as provided in the Revolving Loan Agreement.

14. Security. This Note is secured as provided by the security interest pursuant to Section 2.3 herein.

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IN WITNESS WHEREOF, the parties hereto have executed this Secured Convertible Promissory Note as of the day and year first written above.

GOOD GAMING, INC.

By:	/s/ Domenic Fontana
Name:	Domenic Fontana
Title:	Treasurer

AGREED TO AND ACCEPTED:

VIAONE SERVICES, LLC

By:	/s/ David B. Dorwart
Name:	David B. Dorwart
Title:	Chairman and CEO

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Schedule A

Schedule of Advances

Date	Amount of Advance	Principal Balance

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Exhibit A

Advance Request Certificate

Revolving Convertible Promissory Note

Pursuant to the terms of the Revolving Convertible Promissory Note (the “Note”) dated as of [_______________, 2021] between Good Gaming, Inc. (the “Borrower”) and ViaOne Services, LLC (the “Holder”), the undersigned hereby requests that the Holder advance funds as follows:

Amount of Advance: $_________________

Date of Advance: _________________

Deposit account to be credited: ________________________

To the Note: $__________________________

Capitalized terms used herein and not otherwise defined shall have the meanings therein defined in the Note.

To induce the Holder to make the requested Advance the undersigned certifies as follows:

1. The undersigned is in compliance with all of the terms, covenants and conditions of the Note.

2. No Event of Default under the Note has occurred which has not been waived in writing by the Holder.

Good Gaming, Inc.

By:
Name:
Title:

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